EXHIBIT 99.1

FOR IMMEDIATE RELEASE

APCU/Center Parc Credit Union and Affinity Bancshares, Inc. Announce Mutual Termination of Purchase Agreement

Atlanta (December 30, 2024) – Atlanta Postal Credit Union (“APCU”), along with its community-based subsidiary, Center Parc Credit Union, and Affinity Bancshares, Inc (“Affinity”) (NASDAQ: AFBI), the holding company for Affinity Bank, National Association (“Affinity Bank”), jointly announced today that they have agreed to terminate the purchase agreement pursuant to which the credit union would acquire Affinity Bank, effective immediately.

The boards of directors of each of the parties agreed to the termination following discussions APCU had with the applicable regulatory agencies.  Following these discussions, APCU informed Affinity and Affinity Bank that APCU would withdraw its application with the Georgia Department of Banking and Finance with respect to the transactions contemplated by the purchase agreement.

About APCU/Center Parc
At APCU/Center Parc, providing our members first-class service has always been our priority. We're a member-owned, not-for-profit financial cooperative committed to helping hardworking people save money and prosper. For almost 100 years, we've stayed true to these beliefs. As Georgia's oldest credit union, we're proud of our tradition of service. Over the years, APCU/ Center Parc assets have grown from an initial investment of $2,505 to nearly $2.5 billion. Today, we're one of the largest credit unions in the country. We're proud to serve more than 105,000 members nationwide with a full complement of financial products and services designed to save them money. For more information, visit www.apcu.com.
About Affinity Bank

Affinity Bancshares, Inc. is a Maryland corporation, based in Covington, Georgia, with approximately $870 million in assets. Its bank subsidiary, Affinity Bank, was founded in 1928 and is a leader in the business community specializing in developing industry specific solutions to support niche / select businesses, such as: commercial real estate, construction, dental and medical practices, and indirect auto lending.  Affinity Bank serves its customers with three branches – two in the city of Covington and one located on Galleria Parkway in Atlanta. Additionally, it operates a loan production office in Alpharetta. For more information, please visit www.myaffinitybank.com and www.newtonfederal.com.

Forward-Looking Statements

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of complying with these safe harbor provisions. Readers should not place undue reliance on such forward-looking statements, which speak only as of the date made. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations.

APCU, Center Parc and Affinity undertake no obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Contacts:

APCU/Center Parc
Merideth Miller
M2 The Agency
(281) 882-3045
pr@m2theagency.com

Affinity Bancshares and Affinity Bank
Edward J. Cooney
Chief Executive Officer
(678) 742-9990